                                                                   Exhibit 23.1

                         CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Regeneron Pharmaceuticals, Inc. on Form S-8 (File Nos. 33-50480, 33-85330 and 33-97176) of our report, which is based in part on the report of other auditors, dated February 14, 1997, except for the second paragraph of Note 8(e) for which the date is March 19, 1997, on our audits of the financial statements of Regeneron Pharmaceuticals, Inc. as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, which report is included in this Annual Report on Form 10-K.

                                                     COOPERS & LYBRAND L.L.P.

New York, New York
March 21, 1997